SECURITIES AND EXHANGE COMMISSION
Washington, D.C.




FORM 8-K



Current Report Pursuant to Section 13 or 15(d) of
The Securities and Exchange Act of 1934



Date of Report:  June 18, 2002
Commission File No 0-2892



THE DEWEY ELECTRONICS CORPORATION


A New York Corporation

I.R.S. Employer Identification
No. 13-1803974


27 Muller Road
Oakland, New Jersey 07436
(201) 337-4700





Item 5.  Other Events and Regulation FD Disclosure

On June 3, 2002 The Dewey Electronics Corporation (the "Company") issued the following press release:

OAKLAND, NJ - June 3, 2002 - The Dewey Electronics Corporation (OTC:DEWY) was saddened today to announce the unexpected death of the Company President and Chairman of the Board, Gordon C. Dewey on Friday, May 31st. The Company was founded by Mr. Dewey in 1955 and he remained active in its affairs to the present time.

The Company extends its deepest sympathy to his widow Frances D.
Dewey, who is a Director and secretary of the Company, his son
John H.D. Dewey, who is also a Director of the Company and his other children Frances W. Dewey and Frederick Dewey.

On June 18, 2002 the Company issued the following additional press release:

OAKLAND, NJ - June 18, 2002 - The Dewey Electronics Corporation (OTC: DEWY) announced today that following the sudden death of its founder, President and Chairman of the Board, Gordon C. Dewey, its Board of Directors has elected Frances D. Dewey, widow of Mr. Dewey, to the position of Chairperson of the Board.
Mrs. Dewey, co-founder of the Company, has been active in the Company's affairs since its inception, as a Director and in various official capacities. She is currently Secretary of the Corporation.

The Board also appointed John H.D. Dewey (36) as Acting Chief Executive Officer of the Company. John Dewey is the son of Gordon Dewey. Since 1999, Mr. Dewey has been an active member of the Board, as well as working on internal projects utilizing his experience in management consulting and software engineering. With the other members of the Board and existing management, he will be formulating recommendations for ongoing Company management. The Board has set a period of approximately six months for this to be accomplished.

Mr. John Dewey said, "Dewey has been led by a strong and experienced team and that, in making decisions as to executive leadership, the Board will be looking both within and outside the Company. In the meantime, the Company will be re-enforcing its current products, as well as pursuing new business".


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             THE DEWEY ELECTRONICS CORPORATION


Date:  June 18, 2002                         /s/
                                 Thom A. Velto, Treasurer
                               Principal Accounting Officer